Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Cruisestock, Inc., on Form SB-2 of our report dated May 31, 2006 for Cruisestock, Inc. We also consent to the reference to us under the heading “Experts” in this registration statement.

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

June 21, 2006